Dresser-Rand 2Q06 Conference Call August 8, 2006

Safe Harbor Today's presentation includes forward looking statements that involve risks. Please refer to Dresser-Rand's Forms 10Q and 10-K recently filed with the SEC for details on factors that may influence results.

Recent Highlights 2Q06 Net Income of $11 million or $0.13 per share $0.27 per share excluding expense for vesting of exit units Significant improvement 2Q06 vs. 2Q05: New Unit bookings + 64% Aftermarket bookings + 30% Backlog + 20% (record level) Revenues + 40% Operating Income + 109% (excluding exit units) Shell Motiva Port Arthur Refinery

LTM Bookings - Second Quarter ($ in Millions) 2Q04 2Q05 2Q06 1038.486 1337.105 1498.491 North 46.9 45 12% higher than 6/30/05 44% higher than 6/30/04

LNG Project Booking LNG liquefaction project in China Represents introduction of DATUM technology in the important market

DATUM "C" Booked first DATUM C in 2Q06 Foundation for future subsea and Integrated Compression System (ICS) applications Efficient, compact, reliable and environmentally friendly

Statoil's Asgard Project Statoil plans to use seabed compression to produce more gas from the Asgard field First use of this technology for commercial purposes Invited DRC to participate in project design competition Installation of the compressor on the seabed is several years away

$40+ Million Contract for Offshore Application Contract is for five DATUM compressor trains Delivery expected for late 2007 Several similar projects to follow in Caspian Sea

Backlog by Segment ($ in Millions) 2Q04 2Q05 2Q06 New Units 358.155 681.959 739.4 Aftermarket 158.801 160.375 273.6 Backlog of $1,013 20% higher than 2Q05 96% higher than 2Q04 New unit backlog up 8% vs. last year Aftermarket backlog up 71% vs. last year $389 of new unit backlog scheduled for 2007 $842 $517 $1,013

2Q06 Actual / Proforma Excludes Exit Units

Sales by Segment ($ in Millions) 2Q05 2Q06 New Units 148.192 248.268 Aftermarket 154.286 175.713 Total sales + 40% New Unit sales + 68% Aftermarket sales + 14% $302 $424

Operating Income ($ in Millions) 2Q05 2Q06 20.758 44 Operating income before exit units more than doubled compared to 2Q05 Volume + Productivity + Pricing + Margin 6.9% Margin 10.4% $21 $44 See Appendix for 2Q06 operating margin reconciliation to GAAP

Operating Margins by Segment 2Q05 2Q06 New Units 0.016 0.059 Aftermarket 0.201 0.259 Operating margins improved in both segments compared to 2Q05: New units principally benefited from operating leverage from volume, productivity and pricing Aftermarket principally benefited from pricing and volume

Liquidity ($ in Millions) Dec. 05 Mar. 06 Jun. 06 Revolver 169 151.4 175 Cash 98 58.7 49 Liquidity more than adequate to meet operating needs Revolver availability $175 $267 $210 $224

Cash Flow - First 6 Months ($ in Millions)

Capital Structure Dec.04 Dec. 05 Jun. 06 Revolver 0.56 0.45 0.45 Focused on further debt reduction Average cost of debt ~ 7% Moody's upgrade to Ba3 in June 2006 Dec.04 Dec. 05 Jun. 06 Revolver 4.77 2.7 2.4 Net Debt to Adjusted EBITDA Net Debt to Capital See Appendix for net debt and adjusted EBITDA reconciliation to GAAP

Outlook High energy demand Record backlog / Strong bookings 3Q EPS expected range - $0.25 to $0.27 (assuming no exit unit expense, no debt prepayment and 38.5% effective tax rate) OI as % of total year - First 9 months consistent with historical average On track to achieve full year OI range of $185 to $195 million

(c) Copyright 2005 Appendix

Operating Income / Net Income ($ in Millions)

2Q06 Operating Income / Operating Margin ($ in Millions)

EBITDA ($ in Millions)

Total Debt / Net Debt ($ in Millions)

Operating Income / Net Income ($ in Millions)